UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LSB BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS OF
LSB BANCSHARES, INC.
One LSB Plaza
5th Floor
Lexington, North Carolina 27292

To the Shareholders of LSB Bancshares, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of LSB Bancshares, Inc. (“Bancshares”) will be held at Bancshares’ headquarters and principal executive offices, located at One LSB Plaza, 5th Floor, Lexington, North Carolina 27292, on Wednesday, April 20, 2005 at 10:00 a.m. local time. Shareholders of record at the close of business on February 23, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof. Following the Annual Meeting, shareholders of record are cordially invited to a luncheon at the J. Smith Young YMCA, located at 119 West Third Avenue, Lexington, North Carolina 27292, at 12:30 p.m. local time.

     The purposes of the meeting are to consider and act upon the following proposals:

•	To elect six members of the Board of Directors;

•	To ratify the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2005; and

•	To consider such other business as may properly come before the meeting.

     We urge you to attend this meeting. It is extremely important that your shares be represented regardless of the number you own. Whether or not you expect to be present at the meeting, please sign and return your proxy to Bancshares in the enclosed envelope at your earliest convenience. Unless you indicate to the contrary, your proxy will be cast (1) for the nominees for director named in the accompanying Proxy Statement and (2) for the ratification of the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2005, each as described in more detail in the accompanying Proxy Statement. In the event that you attend the meeting in person, you may revoke your proxy and vote your shares in person.

     This 16th day of March, 2005.

Yours very truly, Robert F. Lowe Chairman, President and Chief Executive Officer

PROXY STATEMENT
ATTENDANCE AND VOTING MATTERS
MANAGEMENT’S OWNERSHIP OF COMMON STOCK
GOVERNANCE OF BANCSHARES
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF TURLINGTON AND COMPANY, L.L.P. AS BANCSHARES’ INDEPENDENT AUDITORS FOR 2005
SHAREHOLDER PROPOSALS
OTHER MATTERS

LSB BANCSHARES, INC.
One LSB Plaza
5th Floor
Lexington, North Carolina 27292

PROXY STATEMENT

     The accompanying proxy is solicited by and on behalf of the Board of Directors of LSB Bancshares, Inc. (“Bancshares”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 20, 2005 at 10:00 a.m. local time at Bancshares’ headquarters and principal executive offices, located at One LSB Plaza, 5th Floor, Lexington, North Carolina 27292, and at any adjournment thereof. The entire cost of this proxy solicitation will be borne by Bancshares. In addition to solicitation by mail, directors, officers and employees of Bancshares and its subsidiary, Lexington State Bank (the “Bank”), may solicit proxies personally, by telephone, telex, facsimile or electronic means but no such person will be paid any additional compensation or other remuneration (other than their regular compensation) in connection with such solicitation. In addition, Bancshares has retained The Altman Group, Inc., 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, to aid in this proxy solicitation. For these services, Bancshares will pay The Altman Group, Inc. $1,900 and will reimburse it for certain out of pocket disbursements and expenses. Brokers and other nominees will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies and will be reimbursed by Bancshares upon request for their reasonable expenses in doing so. This proxy statement and the accompanying proxy card were first mailed to shareholders on or about March 16, 2005.

ATTENDANCE AND VOTING MATTERS

     Shareholders of record at the close of business on February 23, 2005, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on February 23, 2005, there were 8,585,159 shares of common stock of Bancshares (the “Common Stock”) outstanding and entitled to vote. There is no other class of voting stock outstanding. On all matters properly brought before the meeting, shareholders are entitled to one vote for each share held.

     The accompanying proxy is for use at the 2005 Annual Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 12:00 midnight Eastern Daylight Time on April 19, 2005. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

     The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by EquiServe, Bancshares’ transfer agent, prior to the time of the meeting. If a shareholder is a participant in the LSB Bancshares, Inc. Direct Stock Purchase Plan or a participant in the Lexington State Bank Employees’ 401(k) Plan (the “Bank Savings Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account, the number of shares of Common Stock in the shareholder’s account under the Bank Savings Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the Bank Savings Plan will be voted by the trustee of the Bank Savings Plan in accordance with the instructions received from participants who timely return their proxy cards to EquiServe or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the Bank Savings Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions will be held in strict confidence.

     Where a choice is specified by a shareholder on the proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If no choice is specified, the proxy will be voted (1) for the nominees for director named herein and (2) for the ratification of the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2005. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by delivering a written revocation or an executed proxy bearing a later date to the Secretary of Bancshares or by attending and voting in person at the meeting. Any shareholder who votes by telephone or Internet may also revoke the shareholder’s proxy or change the shareholder’s vote with a timely and valid later telephone or Internet vote, as the case may be.

     The presence in person or by proxy of a majority of the total shares of Common Stock outstanding on the record date (that is, the presence of 4,292,580 shares) constitutes a quorum for the transaction of business at the 2005 Annual Meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions and broker non-votes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the brokers or nominees do not have discretionary power) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The laws of North Carolina under which Bancshares is incorporated provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors (meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot). In an uncontested election for directors, the plurality requirement is not a factor. Accordingly, the withholding of authority by a shareholder (including broker non-votes) with respect to the election of one or more directors will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees. The proposal to ratify the appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2005 will be approved if the number of votes cast “for” such proposal exceeds the number of votes cast “against” such proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the outcome of such votes. If shareholders do not ratify Bancshares’ appointment of Turlington and Company, L.L.P. as Bancshares’ independent auditors for 2005, the Audit Committee will reconsider that appointment.

     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted for purposes of determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

MANAGEMENT’S OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of February 23, 2005 concerning the beneficial ownership of Common Stock by each director, nominee for director and each executive officer named under the heading “Executive Officers of Bancshares” herein, and by all directors and executive officers as a group. Management is aware of no person who beneficially owns more than five percent of the outstanding shares of Common Stock. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

	Shares Over
	Which	Shares the	Shares Over
	Beneficial	Beneficial	Which
	Owner has	Owner has the	Beneficial		% of Total
	Sole Voting	Right to	Owner has	Total	Outstanding
	and	Acquire	Shared Voting	Shares	Voting
	Investment	Within 60	or Investment	Beneficially	Shares of
Name of Beneficial Owner	Power	Days(1)	Power(2)	Owned	Bancshares

Michael S. Albert	9,051	3,125	669	12,845	*
Leonard H. Beck	11,686	3,125	0	14,811	*
Marvin D. Gentry	8,202	3,125	6,950	18,277	*
Samuel R. Harris	3,578	3,125	0	6,703	*
Walter A. Hill, Sr.	13,560	3,125	10,134	26,819	*
Sue H. Hunter	1,729	2,725	591	5,045	*
Robert F. Lowe	56,553	84,530	11,205	152,288	1.76%
David A. Smith	18,923	1,875	0	20,798	*
Robert B. Smith, Jr.	16,184	3,125	0	19,309	*
Burr W. Sullivan	7,136	3,125	3,628	13,889	*
Roberts E. Timberlake	17,930	3,125	16,794	32,464	*
John W. Thomas III	565	1,250	0	1,815	*
Lloyd G. Walter, Jr.	8,366	3,125	0	11,491	*
Julius S. Young, Jr.	35,946	3,125	0	39,071	*
Robert C. Clark	951	0	750	1,701	*
John F. Watts	5,331	0	942	6,273	*
Monty J. Oliver	23,404	40,312	84	63,800	*
H. Franklin Sherron, Jr.	26,487	40,312	16,377	83,176	*
All directors and executive officers as a group (16 persons)	259,300	202,254	66,432	522,601	5.95%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Beneficial owners have the right to acquire the shares under outstanding stock options exercisable within 60 days.

(2)	Shares listed include:

•	With respect to Mr. Albert, 669 shares owned by a trust for the benefit of Mr. Albert’s son, for which Mr. Albert is the trustee.

•	With respect to Mr. Gentry, 6,950 shares held by Mr. Gentry’s wife.

•	With respect to Mr. Hill, (a) 5,348 shares held jointly with Mr. Hill’s wife; (b) 2,671 shares held by Mr. Hill’s wife; (c) 720 shares held by the Bank as custodian for Mr. Hill’s wife; and (d) 1,395 shares held by Hill Oil Company, Inc., of which Mr. Hill is the president.

•	With respect to Mrs. Hunter, 591 shares held by the estate of Mrs. Hunter’s deceased husband (prior to his death, 31 of these shares were held by her husband individually and 560 of these shares were held jointly by Mrs. Hunter and her husband).

•	With respect to Mr. Lowe, (a) 1,205 shares held by Mr. Lowe’s mother-in-law; and (b) 10,000 shares held by Mr. Lowe’s wife.

•	With respect to Mr. Sullivan, (a) 3,202 shares held by Mr. Sullivan’s wife; and (b) 426 shares held by the Bank as custodian for Mr. Sullivan’s wife.

•	With respect to Mr. Timberlake, (a) 5,385 shares held by certain trusts for the benefit of Mr. Timberlake’s wife, for which the Bank is the trustee; (b) 9,018 shares held by certain trusts for Mr. Timberlake’s benefit, for which the Bank is trustee; and (c) 2,391 shares held by Mr. Timberlake’s wife.

•	With respect to Mr. Clark, (a) 375 shares held by Mr. Clark as custodian for Mr. Clark’s daughter; and (b) 375 shares held by Mr. Clark as custodian for Mr. Clark’s son.

•	With respect to Mr. Watts, (a) 535 shares held by Mr. Watts as custodian for Mr. Watts’ daughter; and (b) 407 shares held by Mr. Watts as custodian for Mr. Watts’ son.

•	With respect to Mr. Oliver, 84 shares held by Mr. Oliver’s wife.

•	With respect to Mr. Sherron, (a) 10,231 shares held by a limited partnership in which Mr. Sherron’s wife is a limited partner; (b) 106 shares held by Mr. Sherron’s wife for the benefit of their son; and (c) 6,040 shares held by certain trusts for the benefit of Mr. Sherron’s sons, for which Mr. Sherron is the trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the executive officers and directors of Bancshares and persons who beneficially own more than ten percent of the outstanding shares of Common Stock to file with the SEC reports disclosing their initial ownership of Common Stock, as well as subsequent reports disclosing changes in such ownership.

     To Bancshares’ knowledge, based solely on a review of copies of such reports furnished to Bancshares and written representations from executive officers and directors that no other reports were required during the year ended December 31, 2004, the executive officers and directors of Bancshares complied with all Section 16(a) filing requirements during the year ended December 31, 2004.

GOVERNANCE OF BANCSHARES

Current Members of the Board

     The Bylaws of Bancshares provide for a classified Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board of Directors or by resolution properly adopted by the shareholders at a shareholder meeting. On February 15, 2005, the Board of Directors increased the number of directors from 14 to 15, with the additional directorship created by such increase to be filled by the shareholders at the Annual Meeting. The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below.

Stock Option
		and		Corporate Governance
		Compensation		and Nominating
Director	Executive Committee	Committee	Audit Committee	Committee
Michael S. Albert	X	X	X (chair)
Walter A. Hill, Sr.			X
Robert B. Smith, Jr.	X	X(chair)	X
John W. Thomas III				X
Leonard H. Beck
Marvin D. Gentry			X	X
Samuel R. Harris, MD
David A. Smith	X			X
Burr W. Sullivan	X	X		X (chair)
Sue H. Hunter				X
Robert F. Lowe	X(chair)
Roberts E.Timberlake
Lloyd G. Walter, Jr.		X		X
Julius S. Young, Jr.	X	X	X

Director Meetings in 2004; Director Attendance at Annual Meeting of Shareholders

     During 2004, the Board of Directors of Bancshares held twelve meetings. During 2004, each director attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors of Bancshares (held during the period for which such person was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period for which the person so served). Bancshares’ policy requires that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting of Bancshares’ shareholders. At the 2004 Annual Meeting, every member of the then current Board of Directors was in attendance.

Corporate Governance Guidelines

     On December 21, 2004, the Board of Directors adopted Corporate Governance Guidelines, which comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. applicable to companies whose stock is listed for trading on the Nasdaq National Market (the “Governance Guidelines”). The Governance Guidelines contain various provisions related to the functions of the Board of Directors, including: (1) the composition of the Board of Directors; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition of board committees; (4) the role of the board of directors with respect to Bancshares’ management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Corporate Governance and Nominating Committee to determine whether the board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth Bancshares’ retirement policy, which provides that no director may stand for election to the Board of Directors after his or her 70th birthday except in unusual circumstances approved by the Board. A copy of the Governance Guidelines is available on Bancshares’ website, www.lsbnc.com.

Board Committees

     The Board of Directors of Bancshares has standing Executive, Stock Option and Compensation, Audit and Corporate Governance and Nominating Committees. There are no other committees of the Board of Directors of Bancshares; however, the Bank has a number of standing committees, including the Trust and Insurance Committees, on which Board members serve in their capacity as directors of the Bank.

     Executive Committee. The Executive Committee of Bancshares held no meetings in 2004. The primary responsibilities of the Executive Committee are to exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of Bancshares. The Executive Committee does not have the powers and authority of the Board concerning those matters expressly delegated to another committee by the Board or any powers reserved to the entire Board pursuant to applicable provisions of North Carolina law. During 2003, the Board reviewed all of its practices and policies regarding corporate governance and on February 17, 2004, the Board of Directors adopted a new written charter for the Executive Committee, a copy of which was included as Appendix I to the 2004 proxy statement (and which is also available on Bancshares’ website, www.lsbnc.com). On January 28, 2005, the Executive Committee conducted its annual performance evaluation and reviewed its charter. The Executive Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board that no charter revisions be made. With the exception of Mr. Lowe, each member of the Executive Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc.

     Stock Option and Compensation Committee. The Stock Option and Compensation Committee (the “Compensation Committee”) held five meetings in 2004. The primary responsibilities of the Compensation Committee are to assist the Board in (1) determining appropriate compensation levels for Bancshares’ executive officers and members of the Board; (2) evaluating officer and Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in Bancshares’ proxy statement. In conjunction with the Corporate Governance and Nominating Committee, the Compensation Committee is responsible for reviewing the compensation of directors for service on the Board and its committees and conducting periodic reviews of succession planning for executive officers. The Compensation Committee administers outstanding awards under the following plans: (1) the 1986 Employee Incentive Stock Option Plan; (2) the 1994 Director Stock Option Plan (the “Director Option Plan”); (3) the 1996 Omnibus Stock Incentive Plan; (4) the Annual Incentive Plan; and (5) the Deferral Plan (collectively, the “Previous Benefit Plans”). The Compensation Committee also administers the Comprehensive Benefit Plan, which was approved by Bancshares’ shareholders at their 2004 Annual Meeting. When the shareholders approved the Comprehensive Benefit Plan, the Previous Benefit Plans were terminated (except with respect to outstanding grants). The Comprehensive Benefit Plan is now the only plan under which the Compensation Committee awards new grants of stock options, deferred stock and other equity-based awards to directors and employees. A copy of the Comprehensive Benefit Plan was attached as Appendix VI to the 2004 proxy statement. The Compensation Committee selects participants for the Comprehensive Benefit Plan and determines (subject to the terms of the Comprehensive Benefit Plan) the type, timing, pricing, vesting and amount of awards granted pursuant to the Comprehensive Benefit Plan. During 2003, the Board reviewed all of its practices regarding corporate governance and on February 17, 2004, the Board of Directors and Compensation Committee adopted a new written charter for the Compensation Committee, a copy of which was included as Appendix II to the 2004 proxy statement (and which is also available on Bancshares’ website, www.lsbnc.com). On February 8, 2005, the Compensation Committee conducted its annual performance evaluation and reviewed its charter. The Compensation Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board that no charter revisions be made. Each of the members of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc. Additionally, each of the Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

     Audit Committee. The Audit Committee held five meetings in 2004. The Audit Committee’s primary responsibilities are to assist the Board in overseeing the accounting and financial reporting processes and the audits of the financial statements of Bancshares, including oversight of (1) the integrity of the financial reports and other financial information of Bancshares; (2) compliance by Bancshares with legal and regulatory requirements; (3) Bancshares’ systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (4) the structure, staffing and performance of Bancshares’ internal audit function; (5) the independence and performance of Bancshares’ registered public accounting firm engaged to audit and review Bancshares’ financial statements; and (6) Bancshares’ auditing, accounting and financial reporting processes generally. In addition, the Audit Committee has been appointed as Bancshares’ Qualified Legal Compliance Committee within the meaning of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding Bancshares’ accounting and auditing matters. Pursuant to the Employee Complaint Procedures for Accounting and Auditing Matters adopted by Bancshares on February 17, 2004, any employee with such complaints or concerns is encouraged to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, if necessary, will be taken by the Audit Committee. During 2003, the Board reviewed all of its practices and policies regarding corporate governance and recent changes in laws, rules and regulations of the Nasdaq Stock Market, Inc. and the SEC which govern Audit Committee composition and the Audit Committee charter. On February 17, 2004, the Board of Directors and Audit Committee adopted an amended and restated written charter for the Audit Committee, a copy of which was included as Appendix III to the 2004 proxy statement (and which is also available on Bancshares’ website, www.lsbnc.com). On February 8, 2005, the Audit Committee conducted its annual performance evaluation and reviewed its charter. The Audit Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board that no charter revisions be made. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq Stock Market, Inc. and Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the Board of Directors has determined that Mr. Michael S. Albert, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable SEC regulations.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held six meetings in 2004. The primary responsibilities of the Corporate Governance and Nominating Committee are to (1) identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; (2) recommend to the Board the slate of director nominees to be elected by the shareholders of Bancshares; (3) recommend directors to be elected by the Board to fill any vacancies on the Board; (4) periodically evaluate the Governance Guidelines and play a leadership role in shaping Bancshares’ corporate governance; and (5) oversee the evaluation of the Board and its committees, which may include developing and recommending an annual self-evaluation process. During 2003, the Board reviewed all of its practices regarding corporate governance and recent changes in laws, rules and regulations of the Nasdaq Stock Market, Inc. and the SEC which govern the adoption of a charter for the Corporate Governance and Nominating Committee. On February 17, 2004, the Board of Directors and Corporate Governance and Nominating Committee adopted a new written charter for the Corporate Governance and Nominating Committee, a copy of which was included as Appendix IV to the 2004 proxy statement (and which is also available on Bancshares’ website, www.lsbnc.com). On January 11, 2005, the Corporate Governance and Nominating Committee conducted its annual performance evaluation and reviewed its charter. The Corporate Governance and Nominating Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board that no charter revisions be made. Each of the members of the Corporate Governance and Nominating Committee are “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc.

Selection of Nominees for the Board

     The Corporate Governance and Nominating Committee has not established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the Board of Directors, but in selecting nominees it seeks to ensure that the Board of Directors is comprised of members having the proper knowledge, expertise, skills, attributes, diversity and personal and professional backgrounds to serve on the Board of Directors. The Committee generally identifies new director candidates through its network of contacts, but may also engage, if it deems appropriate, a professional search firm (though to date such an engagement has never been made). General criteria for the nomination of director candidates are generally set forth in the Governance Guidelines and include:

•	the highest ethical standards;

•	relevant business and industry experience;

•	a history of achievement;

•	loyalty and commitment to the success of Bancshares;

•	financial literacy;

•	an ability to provide wise, informed and thoughtful counsel to Bancshares’ management on a range of issues; and

•	Bancshares’ specific needs at the time.

     The Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under the rules and listing standards of the Nasdaq Stock Market, Inc. and applicable law), looking specifically at the candidate’s qualifications in light of the needs of the Board of Directors and Bancshares at that time given the then current mix of director attributes. The Committee then chooses each candidate by majority vote to be recommended to the Board of Directors for approval as a candidate. In the case of an incumbent director whose term of office is set to expire, the Committee generally reviews such director’s overall service to Bancshares during his or her term, including the number of meetings attended, level of participation and quality of performance, and by majority vote recommends such incumbent to the Board of Directors for approval as a candidate.

Director Compensation

     As compensation for serving on the Board of Directors of Bancshares, each member receives annual director fees of $12,200 (the “Board Compensation”), plus $600 for each special Board meeting attended. The Board Compensation is paid to each director as follows: (1) Bancshares pays $300 in cash to each director each month; and (2) Bancshares pays the balance of the Board Compensation to each director in shares of Common Stock of Bancshares based on the shares’ then-current fair market value (the “Board Stock Compensation”). Bancshares pays the Board Stock Compensation to each director at one time, in full, during the first quarter of its fiscal year. In addition, each non-management director receives a fee of $250 in cash for each committee meeting of Bancshares and the Bank that he or she attends. This fee is paid on the date such committee meeting is held.

     Prior to approval of the Comprehensive Benefit Plan, the Deferral Plan allowed directors to defer payment of all or part of their Board Stock Compensation until termination of service as a director. When the shareholders approved the Comprehensive Benefit Plan at their 2004 Annual Meeting, the Deferral Plan was terminated (except with respect to amounts previously deferred and dividend credits thereon). The Comprehensive Benefit Plan authorizes the Compensation Committee to give directors the right to defer payment of all or part of their Board Compensation in a manner similar to that allowed under the Deferral Plan. Pursuant to this authority, on December 29, 2004, the Compensation Committee approved a form of director fee deferral agreement, a copy of which was filed with the SEC on December 29, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Fee Deferral Agreement”). Under the Director Fee Deferral Agreement, if a director elects to have all or a portion of his or her Board Stock Compensation deferred, Bancshares creates a bookkeeping account for the director and credits this account with a hypothetical number of shares of Common Stock (the “deferred stock units”) based on the shares’ then current fair market value. The number of deferred stock units credited to the director’s bookkeeping account is increased periodically to mimic the payment and reinvestment of dividends on Common Stock. Directors have only an unsecured contractual commitment of Bancshares to pay the amounts due under the Deferral Plan and the Director Fee Deferral Agreements. However, Bancshares maintains a “grantor” trust and makes contributions to this trust which may be used to pay future benefits under the Deferral Plan and the Director Fee Deferral Agreements. The Bank’s trust department serves as trustee of the trust, and in that capacity the Bank uses amounts contributed to the trust to purchase shares of Bancshares Common Stock. The trust has purchased, and subject to the availability of funds intends to continue to purchase, shares on the open market in an amount equivalent to the benefits that accrue under the Deferral Plan and the Director Fee Deferral Agreements. The assets of this trust are subject to the claims of Bancshares’ general creditors in the event of Bancshares’ insolvency.

     The Deferral Plan and the Director Fee Deferral Agreements provide that the director’s account is paid in a single sum in the year following the year of the director’s separation from the Board, or at the director’s election in installments over five years. Under each arrangement a director may elect to receive installment payments only if the director is entitled to receive at least 1,000 shares. In addition, a director’s ability to elect installment payments under the Director Fee Deferral Agreement is further limited to comply with Section 409A of the Code. For instance, a director who elects to receive installment payments of his or her deferred compensation generally may not receive his or her first installment payment until at least five years after the date that the benefits would have otherwise been payable. When benefits are due under the Deferral Plan or Director Fee Deferral Agreement, Bancshares instructs the trustee of the trust to pay such benefits to the director, in the form of Common Stock.

     Prior to the adoption of the Comprehensive Benefit Plan, each year Bancshares granted each non-management director a five-year option to purchase 625 shares of Common Stock pursuant to the terms and conditions of the Director Option Plan. In March 2003, the Board unanimously adopted by resolution a Waiver and Declination of Option Grants for the year 2003 due to pending changes in the rules promulgated by the Financial Accounting Standards Board concerning the expensing of stock options. When the shareholders approved the Comprehensive Benefit Plan at their 2004 Annual Meeting, the Director Option Plan was terminated (except with respect to outstanding grants).

     Under the Comprehensive Benefit Plan, the Compensation Committee has the flexibility to grant to directors non-qualified options, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Compensation Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. Pursuant to this authority, on December 21, 2004, the Compensation Committee recommended, and Bancshares’ Board of Directors approved, a form of stock option award agreement for directors, a copy of which was filed with the SEC on December 23, 2004 as an exhibit to a Current Report on Form 8-K (the “Form Director Option Grant Agreement”). Under the terms of the Form Director Option Grant Agreement, the exercise price per share of Common Stock for each option is the fair market value of the Common Stock on the date of grant. On December 21, 2004, the Board granted to each non-management director a ten-year option to purchase 1,250 shares of Common Stock pursuant to the terms and conditions of a Form Director Option Grant Agreement for each such director.

Certain Relationships and Related Transactions

     Certain directors and officers of Bancshares and companies with which directors or officers are associated are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable to such borrowers, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features. The indebtedness of all directors and officers as a group represented 8.5% of Bancshares’ total capital at December 31, 2004. See also “Compensation Committee Interlocks and Insider Participation” below.

Compensation Committee Interlocks and Insider Participation

     Robert B. Smith, Jr., a director of Bancshares and Chairman of its Compensation Committee, is a member of a limited liability company that leases certain real estate to the Bank for use as a Bank branch pursuant to a lease agreement dated August 1, 1999. The lease agreement expires July 31, 2009, subject to the Bank’s right to renew the lease for up to three additional terms of five years each. During 2004, the Bank paid this limited liability company approximately $26,808.00 in rent for this real estate.

Shareholder Communications with the Board

     Shareholders of Bancshares may communicate with the Board of Directors on any matter other than the nomination of directors and the proposal for business at a shareholders’ meeting (both of which are discussed in the section below titled, “Shareholder Proposals”) by following the procedures set forth in Bancshares’ Bylaws. Under the Bylaws, shareholders may communicate with the Board of Directors by writing to the Chairman of the Board of Directors, C/O the Secretary of Bancshares, at One LSB Plaza, Lexington, North Carolina 27292. If a response to the shareholder communication on behalf of the Board of Directors or an individual director is appropriate, the Chairman or another appropriate director will gather any information and documentation necessary for responding to the communication and will provide, or will direct another appropriate Board member to provide, such information, documentation and response to the shareholder.

Executive Officers of Bancshares

     Robert F. Lowe (age 62 as of March 16, 2005) is the Chairman, President and Chief Executive Officer of Bancshares and Chairman and Chief Executive Officer of the Bank. Mr. Lowe joined the Bank in 1970 and was elected Vice President in 1973. He was elected Senior Vice President of the Bank in 1980 and Executive Vice President of the Bank in 1982. On January 1, 1984, he was elected President and Chief Executive Officer of Bancshares and the Bank, and on January 1, 1990, Mr. Lowe was elected Chairman of both Bancshares and the Bank. Mr. Lowe also serves as Chairman, President and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and President and a Director of LSB Investment Services, Inc., a subsidiary of the Bank.

     H. Franklin Sherron, Jr. (age 50 as of March 16, 2005) is the Vice President of Bancshares, having been elected to that position in April of 1991. Mr. Sherron joined the Bank in 1990 as Senior Vice President. He was elected Executive Vice President of the Bank in 1996 and was elected President of the Bank in 2002. Mr. Sherron is also Vice President and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and Senior Vice President of LSB Investment Services, Inc., a subsidiary of the Bank.

     Monty J. Oliver (age 64 as of March 16, 2005) is the Secretary and Treasurer of Bancshares, having been elected to that position in April of 1991. Mr. Oliver joined the Bank as Vice President in 1978. He was elected Cashier of the Bank in 1980. In 1986, he was elected Senior Vice President of the Bank and in 1996, he was elected Executive Vice President of the Bank. Mr. Oliver is also Secretary and a Director of Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank, and Secretary and Assistant Treasurer of LSB Investment Services, Inc., a subsidiary of the Bank.

Corporate Governance and Nominating Committee Report

     The Corporate Governance and Nominating Committee of Bancshares was appointed by the Board of Directors in 2002. In 2004, the Corporate Governance and Nominating Committee (1) recommended to the Board of Directors the slate of director nominees to be elected by the shareholders at the Annual Meeting; (2) reviewed and recommended to the Board of Directors the endorsement of new Bank Advisory Board Member Guidelines; (3) reviewed and recommended to the Board of Directors for approval revised Bylaws for Bancshares and the Bank, which include provisions related to director term limits and director retirement provisions; and (4) reviewed and recommended to the Board of Directors for approval the Governance Guidelines.

     Corporate Governance Guidelines. On December 21, 2004, the Board of Directors approved the Governance Guidelines, which are intended to comply with the corporate governance rules of The National Association of Securities Dealers, Inc. applicable to companies whose stock is listed for trading on The Nasdaq National Market. The Governance Guidelines address various corporate governance issues which include composition of the Board of Directors, responsibilities of directors as it relates to meeting attendance and preparation, committees of the Board, the Board’s role with respect to management, director orientation and continuing professional development, periodic evaluation of the Governance Guidelines and an annual performance evaluation of the Board of Directors. Copies of these Governance Guidelines are available on Bancshares’ website, www.lsbnc.com.

     Director Education. For a number of years, the Board of Directors has held an annual, two-day retreat for the purpose of discussing and taking appropriate action with respect to strategic planning, corporate governance and other important matters. During its strategic planning session in 2004, members of the Bank’s senior management team gave a day long presentation to the directors on Impact ‘05, which is a multi-year initiative to improve the Bank’s performance in all areas, most specifically in its retail delivery system, operations, technology, marketing and service.

     Executive Sessions. The Board of Directors conducts an executive session at each regular monthly Board meeting. Only “independent” directors attend the executive session. The Corporate Governance and Nominating Committee appointed Burr W. Sullivan, Chairman of the Corporate Governance and Nominating Committee, to lead these executive sessions.

     Code of Business Conduct and Ethics. Bancshares has maintained a written Code of Ethics for many years. The Board of Directors recently conducted its annual review and approved two codes, one entitled “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of Bancshares and all of its direct and indirect subsidiaries (the “General Code”), and one entitled “Code of Business Conduct and Ethics for CEO and Senior Financial Officers” which applies to Bancshares’ Chief Executive Officer and senior financial officers including Bancshares’ chief financial officer and principal accounting officers (the “Officer Code”). Copies of both Codes of Ethics were attached as Appendix V to the proxy statement for the 2004 Annual Meeting (and are also available on Bancshares’ website, www.lsbnc.com). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional policies on Bancshares’ CEO and senior financial officers concerning Bancshares’ accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the CEO and CFO, and in certain circumstances, the Audit Committee, any material information which comes to their attention and (1) affects disclosures made by Bancshares in its public filings; (2) demonstrates significant deficiencies in Bancshares’ internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the Board of Directors, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the CEO or the senior financial officers, which actions may include termination of employment.

     Director Independence. Each director of Bancshares completes an annual Directors and Officers Questionnaire in preparation of Bancshares’ annual report, Form 10-K and proxy statement. The purpose of this Questionnaire is to obtain information from the directors that will verify the disclosures contained in the annual report, Form 10-K and proxy statement. The information is also used to assist the Board in determining the independence of each director within the meaning of the listing standards of The Nasdaq Stock Market, Inc. The Nasdaq independence rules provide the definition of an “independent director” as a person other than an officer or employee of Bancshares or its subsidiaries or any other individual having a relationship which, in the opinion of Bancshares’ Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After review and discussion relating to the disclosures made in the completed Questionnaires and other relevant information, and upon the unanimous recommendation of the Corporate Governance and Nominating Committee, Bancshares’ Board of Directors, in its business judgment, affirmatively determined that all of Bancshares’ directors and each nominee for Bancshares’ Board of Directors are independent, with the exception of Robert F. Lowe. Mr. Lowe is Chief Executive Officer of Bancshares.

BY THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CONSISTING OF:

Burr W. Sullivan, Chairman Marvin D. Gentry Sue H. Hunter David A. Smith John W. Thomas III Lloyd G. Walter, Jr.

Audit Committee Report

     The Audit Committee reviews Bancshares’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Bancshares’ independent auditors are responsible for expressing an opinion on the conformity of Bancshares’ audited financial statements to accounting principles generally accepted in the United States.

     The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence from Bancshares and its management. The Audit Committee has considered whether the provision of the services described under the caption “Audit Fees Paid to Independent Auditors” appearing in this proxy statement under “Proposal 2: Ratification Of Appointment Of Turlington And Company, L.L.P. As Bancshares’ Independent Auditors For 2005” is compatible with maintaining the principal accountant’s independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that Bancshares’ audited financial statements be included in Bancshares’ Form 10-K for the year ended December 31, 2004 for filing with the SEC.

     The Audit Committee has reviewed and discussed with management the formulation and implementation of Bancshares’ plan for regulatory compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires management of a public company to assess the effectiveness of the company’s internal control over financial reporting as of the end of the company’s most recent fiscal year and to establish and maintain a system to monitor and test the operating effectiveness of the internal controls. Management’s conclusion of this assessment must be included in the company’s annual report.

BY THE AUDIT COMMITTEE CONSISTING OF:

Michael S. Albert, Chairman Marvin D. Gentry Walter A. Hill, Sr. Robert B. Smith, Jr. Julius S. Young, Jr.

EXECUTIVE COMPENSATION

     The following report of the Compensation Committee provides information with respect to the compensation paid to Bancshares’ Chief Executive Officer, Robert F. Lowe, and to its other executive officers, Messrs. Sherron and Oliver.

     Bancshares’ executive compensation program is administered by the Compensation Committee. Each member of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq Stock Market, Inc. Additionally, each Compensation Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Code.

     Bancshares’ executive compensation program consists of the following elements: salary; performance-based cash awards under the Annual Incentive Plan; grants of options under the Comprehensive Benefit Plan; matching contributions under the Lexington State Bank Employees’ 401(k) Plan (the “Bank Savings Plan”); retirement benefits under the Lexington State Bank Employees’ Pension Plan (the “Pension Plan”); Employment Continuity Agreements; universal life insurance benefits; and group life, health and other insurance benefits. The Compensation Committee has exclusive discretion and authority to grant stock options under the Comprehensive Benefit Plan to the executive officers. Under the Annual Incentive Plan, the Compensation Committee recommends to Bancshares’ Board of Directors the related incentive compensation amounts for executive officers. The Compensation Committee recommends to Bancshares’ Board of Directors the salary levels for executive officers.

     Bancshares’ executive compensation program is designed to enable Bancshares to attract, retain and reward qualified executive officers. The Compensation Committee intends to keep compensation levels competitive with the Bank’s peer groups. The Compensation Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, Bancshares’ performance, individual performance of the executive officers and shareholder interests. In accordance with this strategy, in February 1996, Bancshares’ Board of Directors adopted the Annual Incentive Plan. Under the Annual Incentive Plan, executive officers recommended by the Compensation Committee and approved by Bancshares’ Board of Directors can earn incentive compensation if Bancshares achieves the operating performance objectives approved by Bancshares’ Board of Directors, and the executive officers achieve individual performance objectives. The Compensation Committee believes that the Annual Incentive Plan motivates Bancshares executive officers to achieve Bancshares’ business goals and objectives. In prior years and again during 2004, to assist the Compensation Committee with its review of Bancshares’ compensation policies and procedures in general, the Compensation Committee worked with independent compensation consultants unaffiliated with Bancshares or its officers or directors. The Compensation Committee utilized these consultants to help it determine compensation trends in the marketplace and to help it evaluate appropriate compensation policies and practices for Bancshares. The following sections of this report describe the compensation program for executive officers in effect in 2004.

     Base Salary. Base salaries for executive officers are reviewed and approved by the Bancshares’ Board of Directors based upon recommendations by the Compensation Committee. The Compensation Committee recommends salaries based upon a review of the range of salaries earned by executive officers within a representative peer group, although there is no predetermined point within such range at which the Compensation Committee targets salaries. In determining base salaries, the Compensation Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance.

     The base salary paid to Bancshares’ Chief Executive Officer, Robert F. Lowe, during 2004 reflects the base salary policies described above. Mr. Lowe’s 2004 salary was at 106% of the midpoint of the range of salaries paid to the chief executive officers of companies in the Bank’s peer group. The Compensation Committee believes that Mr. Lowe’s 2004 base salary, which reflected a 4.1% increase over his 2003 base salary, is consistent with the salaries paid to executives of companies in the Bank’s peer group. Mr. Lowe’s 2004 total compensation, which included his base salary plus bonus and all other compensation, increased 5.0% in relation to his 2003 total compensation.

     The base salaries paid to Bancshares’ other executive officers, Messrs. Sherron and Oliver, are recommended by Mr. Lowe to the Compensation Committee and approved by Bancshares’ Board of Directors. The 2004 base salary paid to Mr. Sherron was at 96% of the midpoint of salaries paid to executive officers of companies in the Bank’s peer group and was based on his years of experience. Mr. Sherron’s base salary during 2004 reflected a 4.2% increase over his 2003 base salary. Mr. Sherron’s 2004 total compensation, which included his base salary plus bonus and all other compensation, increased 2.7% in relation to his 2003 total compensation. During 2004, Mr. Oliver’s base salary was at 109% of the midpoint of salaries paid to executive officers of the Bank’s peer group, a level the Compensation Committee deemed appropriate due to his years of experience. Mr. Oliver’s base salary during 2004 reflected a 4.2% increase over his 2003 base salary. Mr. Oliver’s 2004 total compensation, which included his base salary plus bonus and all other compensation, increased 16.1% in relation to his 2003 total compensation. In Mr. Oliver’s case, more than 85% of the increase in total compensation is attributable to higher universal life insurance premiums paid by Bancshares on Mr. Oliver’s behalf and the tax reimbursement paid to Mr. Oliver, as shown in the Summary Compensation Table below (there were no changes in the insurance coverage and the increased premiums were due to other factors). The Compensation Committee believes that the base salaries paid to Messrs. Sherron and Oliver give fair consideration to their individual contributions and levels of experience and are competitive with companies in the Bank’s peer group.

     Incentive Compensation. Incentive compensation awards for executive officers of Bancshares granted under the Annual Incentive Plan are recommended by the Compensation Committee and approved by Bancshares’ Board of Directors based on each executive officer’s achievement of individual performance objectives. These objectives are tied to measurements of corporate objectives, such as return on average equity, return on average assets, asset growth, core deposit growth, efficiency ratio and delinquency and charge off percentages, and, in some instances, other objectives that are specific to the executive officer’s job function. The criteria for determining the maximum cash incentive award under the Annual Incentive Plan is based on net income and reflects the Compensation Committee’s commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value.

     For performance during 2004, Bancshares made no cash incentive compensation awards under the Annual Incentive Plan. Because net income for the year fell short of the budgeted net income target, there was no bonus pool under the Annual Incentive Plan for 2004.

     Stock Options. The Compensation Committee awards stock options to executive officers as a long-term incentive to align the executives’ interests with those of other shareholders and to encourage significant stock ownership. Under the Comprehensive Benefit Plan, the Compensation Committee has the flexibility to grant incentive stock options and non-qualified options, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Compensation Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. In practice, the Compensation Committee has granted to selected key employees options to purchase Bancshares’ Common Stock at a price equal to the fair market value of Bancshares’ Common Stock on the date of grant. The Compensation Committee has granted options to key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of Bancshares and its subsidiaries by reason of the nature and extent of their duties.

     During 2004, the Compensation Committee reviewed and considered alternatives to granting stock options to employees in light of pending changes in Financial Accounting Standards Board rules for expensing stock options. The Compensation Committee examined the advantages, disadvantages and costs of awarding performance based stock awards and unanimously agreed to continue in 2004 the grant of incentive stock options to employees under the Comprehensive Benefit Plan.

     Pursuant to its authority under the Comprehensive Benefit Plan, on December 21, 2004, the Compensation Committee recommended, and Bancshares’ Board of Directors approved, a form Incentive Stock Option Award Agreement For An Employee, a copy of which was filed with the SEC on December 23, 2004 as an exhibit to a Current Report on Form 8-K (the “Form Incentive Option Grant Agreement”). On December 21, 2004, the Compensation Committee recommended to the Board of Directors for approval the grant of incentive stock options to purchase 80,000 shares of Bancshares’ Common Stock to employees of Bancshares and the Bank pursuant to the terms and conditions of a Form Incentive Option Grant Agreement for each such employee. The Board of Directors approved the grants on December 21, 2004. The incentive stock options approved by the Board of Directors included options for 10,000 shares granted to Mr. Lowe and 5,000 shares granted to each of Messrs. Oliver and Sherron. The Compensation Committee has not adopted any objective criteria that relate the number of options granted to the executive officers to performance of Bancshares or the individuals. In recommending the grant to the Board of Directors for Mr. Lowe, the Compensation Committee considered a number of factors, including Bancshares’ operating performance, Mr. Lowe’s prior contributions and potential to contribute in the future and practices within the Bank’s peer group with respect to granting options, although none of these factors was individually determinative.

     The stock options granted in 2004 under the Comprehensive Benefit Plan become exercisable in 20% installments on each of the first five anniversaries of the date of the grant. For all such option grants, the exercise price per share of Common Stock is equal to the fair market value of Bancshares’ Common Stock on the date of grant. The option recipients, including Mr. Lowe, will receive value from these grants only to the extent that the price of Bancshares’ Common Stock exceeds the grant price.

     Matching Contributions. The Bank Savings Plan is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. All Bank employees are eligible to participate in the Bank Savings Plan after attaining the age of 21 and completing one qualifying year of service. The executive officers of Bancshares participate in the Bank Savings Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank may elect to contribute on a pre-tax basis to the Bank Savings Plan 2% to 25% of his or her compensation, subject to certain limitations imposed by the Code. The Bank is obligated under the terms of the Bank Savings Plan to match 50% of each eligible employee’s pre-tax contributions (excluding the employee’s pre-tax contributions in excess of 6% of compensation). In 2004, the

Bank’s matching contributions totaled $305,022, including $8,000 contributed for Mr. Lowe, $5,355 contributed for Mr. Sherron and $5,541 contributed for Mr. Oliver.

BY THE STOCK OPTION AND COMPENSATION COMMITTEE CONSISTING OF:

Robert B. Smith, Jr., Chairman Michael S. Albert Burr W. Sullivan Lloyd G. Walter, Jr. Julius S. Young, Jr.

Employment Continuity Agreements

     Bancshares entered into an Employment Continuity Agreement with each of the executive officers of Bancshares listed in Bancshares’ Summary Compensation Table appearing below in this proxy statement (the “named executive officers”) and with certain other employees of Bancshares and the Bank. Each of these agreements with the named executive officers is effective as of January 1, 2004 and amends and restates prior existing employment continuity agreements between Bancshares and the named executive officers.

     The Employment Continuity Agreements (collectively, the “Employment Agreements”) provide for evergreen employment terms of three years for Mr. Lowe and two years for each of Messrs. Sherron and Oliver. Under their respective Employment Agreements, Mr. Lowe is entitled to an annual base salary of $295,000 and Messrs. Sherron and Oliver are each entitled to annual base salaries of $177,500, each subject to adjustment from time to time. In addition, during their employment terms, each named executive officer is entitled to participate in the various employee benefit plans and fringe benefits offered by Bancshares from time to time.

     Under the Employment Agreements, if the named executive officer’s employment terminates due to the employee’s disability, death, voluntary termination by the employee or termination by Bancshares for “cause” (as defined in the Employment Agreements) or for any other reason that does not constitute a “Covered Termination” (discussed below), the named executive officer is entitled to receive his annual base salary and vested rights to fringe benefits for the period prior to his termination of employment. If the named executive officer’s employment is terminated in a way that constitutes a “Covered Termination”, the named executive officer is entitled to receive his base salary and vested rights to fringe benefits for the period prior to such termination and monthly severance payments during the severance period (which is three years for Mr. Lowe and two years for each of Mr. Sherron and Mr. Oliver unless the termination occurs within six months after a change in control of Bancshares, in which case the severance period is three years instead of two years).

     The monthly severance payment equals 1/12th of the named executive officer’s then annual base salary plus 1/12th of the amount of any bonuses or other taxable cash compensation other than annual base salary which was awarded to the named executive officer during the calendar year prior to his termination of employment. In addition, during the period when the named executive officer is receiving severance, Bancshares generally must reimburse the executive for the costs of premiums for the executive and his dependents to maintain continuation coverage under Bancshares’ group health plans. Bancshares’ obligation to make these severance payments is conditioned on the named executive officer’s compliance with a noncompete agreement. If the severance payments would result in the executive being subject to a section 4999 excise tax under the Code, the severance payments are automatically reduced to $1.00 less than three times the executive’s “base amount” (as defined in Code Section 208G(b)(3)) but only if the executive would be economically better off on an after-tax basis, by such reduction. In addition, if the amounts to be paid the executive under the Employment Agreement would cause the executive to receive a payment in violation of 12 C.F.R. §359 then, after seeking the approval of the Federal Deposit Insurance Corporation to nonetheless pay such amounts, if such approval is not forthcoming, such amounts will be limited so that no violation of the regulation will occur.

     Generally, a “Covered Termination” is defined as the following: any termination by Bancshares without cause and without an offer of comparable employment with a successor employer or affiliated employer (as defined in the Employment Agreements), the named executive officer voluntarily terminates his employment for “good reason” (as defined in the Employment Agreements) within six months after the occurrence of the event (or the last in a series of events) constituting the good reason or the named executive officer terminates his employment if

Bancshares or its Board, without the named executive officer’s written consent, violates or takes direct action or inaction that would violate Bancshares’ code of ethics as in effect immediately prior to a change in control of Bancshares (as defined in the Employment Agreements).

     The following table sets forth the total compensation awarded, paid to or earned by Bancshares’ Chief Executive Officer and the only other executive officers of Bancshares whose total salary and bonus for 2004 exceeded $100,000 (the “named executive officers”) during each of the years ended December 31, 2004, December 31, 2003 and December 31, 2002:

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards
				Other Annual	Securities	All Other
Name and			Bonuses	Compensation	Underlying	Compensation
Principal Position	Year	Salary	(1)	(2)	Options	(3)

Robert F. Lowe	2004	$307,000	$0	$104,523	10,000	$123,660
President and CEO	2003	$295,000	$0	$97,603	10,000	$116,908
	2002	$277,000	$104,564	$71,376	10,000	$121,956

H. Franklin Sherron, Jr.	2004	$185,000	$0	$7,967	5,000	$12,532
Vice President	2003	$177,500	$0	$6,215	5,000	$16,330
	2002	$165,000	$61,506	$5,812	5,000	$14,711

Monty J. Oliver	2004	$185,000	$0	$53,427	5,000	$78,693
Secretary and Treasurer	2003	$177,500	$0	$37,180	5,000	$58,422
	2002	$170,000	$43,658	$15,257	5,000	$30,343

(1)	Compensation set forth in this column represents performance-based cash awards under the Annual Incentive Plan.

(2)	Other annual compensation set forth in this column represents amounts paid to the named executive officers to reimburse them for income taxes incurred by them in connection with Bancshares’ payment of life insurance premiums on policies for their benefit.

(3)	Compensation set forth in this column represents (i) the Bank’s matching contributions for the account of the named executive officers under the Lexington State Bank Employees’ 401(k) Plan for each of 2004, 2003 and 2002 as follows: Mr. Lowe, $8,000, $7,000 and $5,500; Mr. Sherron, $5,355, $6,190 and $5,230; and Mr. Oliver, $5,541, $6,772 and $5,449; and (ii) universal life insurance premiums paid by Bancshares for each of 2004, 2003 and 2002 as follows: Mr. Lowe, $115,660, $109,908 and $116,456; Mr. Sherron, $7,177, $10,140 and $9,481; and Mr. Oliver, $73,152, $51,650 and $24,894.

     The following table sets forth certain information regarding the stock options granted to the named executive officers of Bancshares in 2004. Bancshares has no outstanding stock appreciation rights (“SARs”) and granted no SARs during 2004.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed Annual
	Securities	Total Options			Rates of Stock Price
	Underlying	Granted to	Exercise or		Appreciation for
	Options	Employees in	Base Price	Expiration	Option Term(2)
Name	Granted	Fiscal Year	Per Share	Date(1)	5%	10%

Robert F. Lowe	10,000	10.39%	17.11	12/21/14	$107,604	$272,689
H. Franklin Sherron, Jr.	5,000	5.19%	17.11	12/21/14	$53,802	$136,345
Monty J. Oliver	5,000	5.19%	17.11	12/21/14	$53,802	$136,345

(1)	Options were granted on December 21, 2004 and become exercisable in installments of 20% on each anniversary date following the date of grant, and thereafter may be exercised in whole or in part at any time prior to the expiration date.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These hypothetical gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the SEC and are not intended to forecast future appreciation of Bancshares Common Stock. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of Bancshares Common Stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of Bancshares Common Stock to date.

     The following table sets forth certain information regarding stock options exercised during 2004 by the named executive officers of Bancshares, including the aggregate value of gains on the date of exercise. In addition, for each named executive officer, this table includes the number of shares of Common Stock subject to exercisable and unexercisable stock options as of December 31, 2004. The table also sets forth the values for “in-the-money” options based on the positive spread between the exercise price of such stock options and the closing sale price of a share of Bancshares Common Stock on the Nasdaq National Market on December 31, 2004.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised In-The-
	Shares		Underlying Unexercised		Money Options at Fiscal Year-
	Acquired	Value	Options at Fiscal Year-End		End(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert F. Lowe	19,531	$80,272	84,530	30,000	$209,282	$17,014
H. Franklin Sherron, Jr.	7,812	$32,107	40,312	15,000	$94,153	$8,507
Monty J. Oliver	5,312	$21,832	40,312	15,000	$94,153	$8,507

(1)	Amounts disclosed in this column do not reflect amounts actually received by the named executive officers but are calculated based on the difference between the fair market value of the Common Stock on the date of exercise of the options and the exercise price of the options. The named executive officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of Bancshares Common Stock at the time of such sale, federal and state income taxes and other expenses of option exercises and sales of stock.

(2)	Based on the last sales price of Bancshares Common Stock as of December 31, 2004 of $16.89 per share as reported on the Nasdaq National Market, less the exercise price payable upon exercise of such options.

Equity Compensation Plan Information

     The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2004. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to Bancshares’ shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

	Number of Shares to be	Weighted-Average Exercise
	Issued Upon Exercise of	Price of Outstanding	Number of Shares
	Outstanding Options,	Options, Warrants and	Remaining Available for
Plan Category	Warrants and Rights (1)	Rights	Future Issuance (1)

Equity Compensation Plans Approved by
Shareholders	581,364	$16.3848	653,750

Equity Compensation Plans Not Approved by Shareholders	0	$0	0

Total	581,364	$16.3848	653,750

(1)	After Bancshares’ shareholders approved the Comprehensive Benefit Plan at their Annual Meeting in 2004, the Previous Benefit Plans were terminated (except with respect to outstanding grants). The Comprehensive Benefit Plan is now the only plan from which the Compensation Committee awards new grants of stock options, deferred stock and other equity-based awards to directors and employees.

Pension Plan

     The Bank maintains a tax-qualified defined benefit retirement plan, the Lexington State Bank Employees’ Pension Plan (the “Pension Plan”). All employees of the Bank and certain affiliates accrue Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Contributions to the Pension Plan are computed on an actuarial basis. The following table shows estimated annual benefits payable upon retirement at age 65 to participants in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based on Social Security amounts or other amounts.

Estimated Years of Credited Service
Annual Benefit Payable on Retirement(*)

Final Average	Years of Service
Compensation	15	20	25	30	35

125,000	24,500	32,700	40,900	49,100	57,300
150,000	30,400	40,500	50,600	60,700	70,800
175,000	36,200	48,200	60,300	72,300	84,400
200,000	42,000	56,000	70,000	84,000	98,000
225,000	44,300	59,100	73,800	88,600	103,400
250,000	44,300	59,100	73,800	88,600	103,400
300,000	44,300	59,100	73,800	88,600	103,400

(*)	In calculating a participant’s benefit, the Pension Plan cannot consider compensation in excess of certain statutory limits. For the 2005 calendar year, the applicable compensation limit is $210,000. Benefits in the table have been calculated by assuming that the applicable limit is $210,000 for all years relevant to the determination of the participant’s Final Average Compensation.

     A participant’s normal retirement benefit under the Pension Plan at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of Social Security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years. Participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62. Final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the Internal Revenue Service. Salary and bonus as listed in the Summary Compensation Table above for Messrs. Lowe, Sherron and Oliver are included in total compensation to determine their level of benefits under the Pension Plan, subject to certain limitations imposed by the Code. As of December 31, 2004, annual payments under the Pension Plan would be based on final average compensation of approximately $201,000 for Mr. Lowe, $193,960 for Mr. Sherron and $201,000 for Mr. Oliver. Years of credited service for Messrs. Lowe, Sherron and Oliver are as follows: Mr. Lowe (35); Mr. Sherron (14); and Mr. Oliver (26).

STOCK PERFORMANCE GRAPH

     The following graph and table compare, for the five-year period ended December 31, 2004, the cumulative return to shareholders of Bancshares with the Standard & Poor’s 500 Stock Index and an index consisting of 500 major regional banks, assuming an investment of $100 at the beginning of the period and the reinvestment of dividends.

Total Return to Shareholders

		ANNUAL RETURN PERCENTAGE
			Years Ending
Company/Index	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04

LSB BANCSHARES, INC./NC	-26.07	20.61	30.60	11.37	0.96
S&P 500 INDEX	-9.10	-11.89	-22.10	28.68	10.88
BANKS (MAJOR REGIONAL)-500	19.06	0.02	-1.03	32.09	17.52

		CUMULATIVE RETURNS
	Base Period	Years Ending
Company/Index	Dec 99	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04

LSB BANCSHARES, INC./NC	100	73.93	89.16	116.44	129.68	130.92
S&P 500 INDEX	100	90.90	80.09	62.39	80.29	89.03
BANKS (MAJOR REGIONAL)-500	100	119.06	119.08	117.86	155.69	182.96

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (collectively, the “Acts”), except to the extent that Bancshares specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Bylaws of Bancshares provide for a Board of Directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the Board of Directors or by resolution properly adopted by the shareholders at a shareholder meeting. On February 15, 2005, the Board of Directors increased the number of directors from 14 to 15, with the additional directorship created by such increase to be filled by the shareholders at the 2005 Annual Meeting. The directors are divided into 3 classes, with each class being as nearly equal in number as possible. There are six nominees for election as directors, each recommended by the Corporate Governance and Nominating Committee and nominated by the Board of Directors to serve for a three-year term expiring at the 2008 Annual Meeting of Bancshares’ Shareholders except Robert C. Clark, who if elected will serve a two-year term expiring at the 2007 Annual Meeting of Bancshares’ Shareholders. Each of the nominees except John F. Watts and Robert C. Clark currently serves as a director of Bancshares. John F. Watts is recommended by the Corporate Governance and Nominating Committee and nominated by the Board of Directors to fill the directorship that is vacated by Marvin D. Gentry, who is retiring in accordance with the directors’ retirement policy set forth in Bancshares’ Bylaws and the Governance Guidelines. Robert C. Clark is recommended by the Corporate Governance and Nominating Committee and nominated by the Board of Directors to fill the additional directorship that resulted from the Board of Directors increasing the number of directors from 14 to 15.

     The persons named as proxies in the accompanying proxy card intend to vote for the nominees named below. Such nominees have consented to serve as directors of Bancshares if elected. If, at the time of the meeting, any of such nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the Board of Directors. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement.

     Additional information about each of the nominees and the other directors is provided below. The number of years of service on the Board of Directors indicated by the following table includes service on the Board of Directors of the Bank prior to the incorporation of Bancshares. The age of each director is as of March 16, 2005.

NOMINEE FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2007 ANNUAL MEETING

NAME AND AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

Robert C. Clark (50)	N/A	President and owner, FTS/Leesona (equipment manufacturer for synthetic fibers industry)

NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2008 ANNUAL MEETING

NAME AND AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

Leonard H. Beck (69)	1995	Retired; former President, Green Printing Company, Inc., a position he held for many years prior to his retirement in June, 2002

Samuel R. Harris, M.D. (63)	1990	Physician, The Women’s Center of Lexington

David A. Smith (67)	1990	Owner and manager, Red Acres Dairy Farm

Burr W. Sullivan (58)	1987	President and owner, Dorsett Printing and Lithograph Corporation

John F. Watts (46)	N/A	Owner and general partner, Watts Realty

The Board of Directors unanimously recommends a vote FOR all nominees for election as
Directors, each to serve until the 2008 Annual Meeting except for Robert C. Clark, who shall serve until the 2007 Annual Meeting

INCUMBENT DIRECTORS SERVING UNTIL THE 2006 ANNUAL MEETING

NAME AND AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS

Sue H. Hunter (69)	1999	President and co-owner, Thomasville Emporium, Inc. (antique retailer); Vice President, Side Street Café

Robert F. Lowe (62)	1983	Chairman, President and CEO, LSB Bancshares, Inc.; Chairman and CEO, Lexington State Bank; Chairman, President and CEO, Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank; President and Director, LSB Investment Services, Inc., a subsidiary of the Bank

Roberts E. Timberlake (68)	1979	Artist/Designer; Chairman, President and CEO, Bob Timberlake, Inc.

Lloyd G. Walter, Jr. (70)	1997	Architect; since January 2001, sole proprietor d/b/a LGW Consulting; retired former CEO and Principal, Walter, Robbs, Callahan & Pierce Architects, P.A., a position he held for many years prior to his retirement in December, 1999

Julius S. Young, Jr. (57)	1988	President, Jay Young Management, Inc. (asset management)

INCUMBENT DIRECTORS SERVING UNTIL THE 2007 ANNUAL MEETING

NAME AND AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
Michael S. Albert (50)	1995	President, CEO and Director, Billings Transportation Group, Inc.; Treasurer, Cargo Carriers, Inc.; Vice President, Metro Motor Express, Inc.; President, CEO and Director, Billings Express, Inc.

Walter A. Hill, Sr. (65)	1983	President, Hill Oil Company, Inc.; Vice President and Secretary, NorthCo, Inc. (construction development)

Robert B. Smith, Jr. (66)	1969	Attorney, Smith and Gamblin PLLC

John W. Thomas III (56)	2004	President, Riverwood Casual, Inc. (specialty furniture manufacturer) since January 2004; former President and CEO, Thomas Built Buses, Inc. for at least the five years prior thereto

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF TURLINGTON AND COMPANY, L.L.P. AS BANCSHARES’
INDEPENDENT AUDITORS FOR 2005

     The Board of Directors of Bancshares has appointed the firm of Turlington and Company, L.L.P. for the purpose of auditing the financial statements of Bancshares and its subsidiaries for the fiscal year ended December 31, 2005, and shareholders are being asked to ratify this appointment. Turlington and Company, L.L.P. has been employed in this capacity by Bancshares since 1982. Fees charged by this firm are furnished at rates and upon terms that are customarily charged by other independent auditing firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit Fees Paid to Independent Auditors

     The following table represents fees for professional services rendered by Turlington and Company, L.L.P. for the audit of Bancshares’ annual financial statements for the years ended December 31, 2004 and 2003 and fees billed for audit-related services, tax services and all other services rendered by Turlington and Company, L.L.P. for each of such years.

	Year Ended December 31,
	2004	2003
Audit Fees	$101,385	$90,494

Audit-Related Fees[1]	$39,424	$44,326

Tax Fees[2]	$12,000	$20,955

All other fees[3]	$26,581	$32,753

[1]	Represents amounts paid for the audits of Bancshares’ pension plan and 401(k) Plan as well as for performing various services in connection with Bancshares’ and/or the Bank’s Trust Department and Federal Home Loan Bank procedures.

[2]	Represents amounts paid for assistance in the preparation of Bancshares’ and the Bank’s various federal, state and local tax returns, tax credit consultation and franchise tax return amendments.

[3]	Represents amounts paid for assistance with Bancshares’ financial statement preparation, management incentive plan computations and other compensation issues, attendance at various meetings and other miscellaneous assistance.

     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Turlington and Company, L.L.P. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of all audit and non-audit services to be provided by Bancshares’ independent auditors. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Turlington and Company, L.L.P. as Bancshares’
independent auditors for 2005

SHAREHOLDER PROPOSALS

     If a shareholder desires to submit a proposal for possible inclusion in the Bancshares’ 2006 Proxy Statement, the proposal must be received by the Secretary of Bancshares at One LSB Plaza, Lexington, North Carolina 27292, by November 16, 2005.

     In addition to any other applicable requirements imposed by federal or state law, for business to be properly brought before an Annual Meeting by a shareholder, even if the proposal is not to be included in Bancshares’ proxy statement, pursuant to Bancshares’ Bylaws, the shareholder must give notice in writing to the Secretary of Bancshares not less than 50 days nor more than 75 days prior to the first anniversary date of Bancshares’ proxy statement in connection with Bancshares’ last Annual Meeting of shareholders (the “Director Proposal Window”) if the proposal is to nominate a person or persons for election to Bancshares’ Board of Directors and, for any other matter, not less than 60 days prior to the first anniversary date of Bancshares’ proxy statement in connection with Bancshares’ last Annual Meeting of shareholders (the “Other Proposal Deadline”). So, for the 2006 Annual Meeting, such notice would have to be received by the Secretary of Bancshares between December 31, 2005 and January 25, 2006 if the proposal relates to the nomination of a director and by January 15, 2006 if the proposal relates to any other matter.

     As to each matter related to the election of directors, the notice must contain (1) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee; (2) the principal occupation or employment of each nominee; (3) the nominee’s qualifications to serve as director; (4) an executed written consent of the nominee to serve as director of Bancshares if so elected; (5) the number and class of shares of Bancshares’ stock beneficially owned by each nominee; (6) the name and record address of the shareholder making the nomination; (7) the number, class and series of shares of Bancshares’ stock owned of record and beneficially by the shareholder making the nomination; (8) a representation that the shareholder intends to appear in person or by proxy at the next annual meeting of shareholders to nominate the nominees; (9) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination(s) are made by the shareholder; and (10) any material interest of the shareholder in the proposed nomination. If a shareholder provides this notice to Bancshares during the Director Proposal Window, includes the information described in this paragraph in his or her notice and complies with applicable federal or state law related to shareholder nominations for director, the Corporate Governance and Nominating Committee will consider such nominee in the same manner as it considers all nominees for directors and recommends such nominees to the Board of Directors, as more particularly described in the section above titled, “Selection of Nominees for the Board.”

     As to each matter other than the election of directors, the notice must contain (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for addressing it at the Annual Meeting; (2) the name and record address of the shareholder proposing such business; (3) the number of shares of Common Stock owned of record and beneficially by such shareholder; and (4) any material interest of the shareholder in such business. If a shareholder provides such notice by the Other Proposal Deadline, includes the information described in this paragraph in his or her notice and complies with applicable federal and state law related to shareholder proposals of business to be brought before annual meetings, then he or she may properly bring such business before the next Annual Meeting of shareholders.

OTHER MATTERS

     The Board of Directors of Bancshares knows of no other matters intended to be presented for consideration at the meeting. If, however, any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A copy of Bancshares’ annual report on Form 10-K for the year ended December 31, 2004, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this proxy statement. The complete annual report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Monty J. Oliver, Secretary and Treasurer, One LSB Plaza, Lexington, North Carolina 27292, or may be accessed on the Internet at www.lsbnc.com.

Robert F. Lowe Chairman, President and Chief Executive Officer

     March 16, 2005

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

LSB BANCSHARES, INC.

ONE LSB PLAZA, LEXINGTON, NORTH CAROLINA 27292

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert B. Smith, Jr. and Michael S. Albert, and each of them, as proxies (and if the undersigned is a proxy, as substitute proxies), with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of LSB BANCSHARES, INC. held of record by the undersigned at the close of business on February 23, 2005 at the Annual Meeting of Shareholders to be held on April 20, 2005 at 10:00 a.m., at the headquarters of LSB Bancshares, Inc., and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees for Director and for Proposal 2.

The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by EquiServe, Bancshares’ transfer agent, prior to the time of the meeting. If a shareholder is a participant in the LSB Bancshares, Inc. Direct Stock Purchase Plan or a participant in the Lexington State Bank Employees’ 401(k) Plan (the “Bank Savings Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account, the number of shares of Common Stock in the shareholder’s account under the Bank Savings Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the Bank Savings Plan will be voted by the trustee of the Bank Savings Plan in accordance with the instructions received from participants who timely return their proxy cards to EquiServe or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the Bank Savings Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions will be held in strict confidence.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

     Please sign exactly as your name(s) appear(s) on the reverse. When shares are held by joint owners, both should sign. When signing as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

HAS YOUR ADDRESS CHANGED?

LSB BANCSHARES, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to		Call toll-free
http://www.eproxyvote.com/lxbk		1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZLBN91

☐	Please mark votes as in this example

The Board of Directors recommends a vote “FOR ALL NOMINEES”

1. Election of Directors to serve until the 2007 Annual Meeting
(01) Robert C. Clark
Election of Directors to serve until the 2008 Annual Meeting
(02) Leonard H. Beck	(05) Burr W. Sullivan
(03) Samuel R. Harris	(06) John F. Watts
(04) David A. Smith

FOR ☐	WITHHOLD	☐

☐

For all nominees except as written above

LSB BANCSHARES, INC.

The Board of Directors recommends a vote “FOR” Proposal 2.

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Turlington and Company, L.L.P., Certified Public Accountants, for the year ending December 31, 2005.	[ ]	[ ]	[ ]

3.	In their discretion, the proxies are authorized to vote upon such other business and matters as may properly come before the meeting or at any adjournment(s) thereof.

Mark box at right if an address change has been noted on the reverse side of this card.	☐

Please be sure to sign and date this Proxy.

Signature: __________________________     Date: _____________      Signature: __________________________     Date: _____________